Exhibit 10.28

[FORM OF LETTER AGREEMENT]

Effective as of January 1, 2004

Mr. Vernon E. Jordan, Jr.

Dear Vernon:

This letter sets forth the terms of your continued association with Lazard:

1. Position. You shall continue to serve as a Senior Managing Director of Lazard Frères & Co. LLC, with appropriate authority and responsibilities commensurate with such position. Your principal business activity shall include the promotion and development of the business affairs and relationships of the Firm, both on a domestic and international platform. In this role, you will continue to provide advice, counsel and support to the global operations of Lazard, including but not limited to its Banking and Asset Management operations, and will work closely with all other Managing Directors and the Firm’s various specialty groups. It is understood that the Firm shall support all of your activities to the fullest extent possible.

2. Activities. You agree that you will devote substantially all of your business time to the responsibilities and activities set forth in the first paragraph hereof. It is understood that you may continue your association with the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P. in an “of counsel” capacity on the terms in effect as of the date hereof, provided that if this arrangement should for any reason become mutually unmanageable, you will consider in good faith either some other form of arrangement or termination of your relationship. It is also understood that you will not be precluded from serving as a director of any corporation, provided that you agree to consult in advance of your acceptance of the directorship of any industrial corporation with the Head of the Firm (except in the case of directorships that you currently hold as to which the Firm’s agreement has previously been given) and that you may decide in your own judgment to resign from or not stand for re-election to certain boards on which you presently serve.

3. Compensation. For each calendar year during which you act as a Managing Director you shall receive a salary at the rate of $500,000 per annum, paid in accordance with Lazard’s normal practices. You shall receive a guaranteed minimum amount of total compensation of $4,000,000 for calendar year 2004, and of $3,000,000 for each of calendar years 2005 and 2006, whether or not the Firm makes a profit. All guaranteed amounts shall be inclusive of salary.

4. Incentive. It is mutually understood between us that the Firm in its sole discretion may pay to you additional compensation, in excess of the amount guaranteed to you herein, for any year in which your activities in terms of business promotion and development produce financial results to the Firm beyond those contemplated by the level of compensation to be re-

ceived by you hereunder. Such amount, if any, shall be arrived at by the Firm after due consideration of your association with client relationships and revenue generation.

5. Attributes of Membership Interest. (a) Notwithstanding any of the foregoing, any membership interest may be reduced pro rata to the extent that the membership interests of all other Managing Directors are reduced pro rata; provided however that no such reduction, if any, shall affect the amount of your minimum guarantee in any year. Your membership interest and other aspects of your affiliation with the Firm are subject to the Operating Agreement of Lazard LLC, and any successor document. It is agreed that you shall be entitled to the minimum guarantees set forth herein without regard to the provisions of any such successor document, and that except insofar as such document may contain provisions generally applicable to members of Lazard, your rights will not be adversely affected by such successor document. Such membership interest, as well as any bonus paid to you through operation of the guarantee contained herein, shall be subject to a capital contribution retention requirement in accordance with the aforementioned Operating Agreement (or any successor section of a successor document which capital retention is currently ten per cent (10%)). The minimum guarantee will be paid in accordance with Lazard’s standard policies. Any compensation you may receive from any other entity shall not reduce amounts payable to you under this paragraph.

(b) In the event that you are terminated for Cause, as defined herein, you shall have no right to receive further salary or payments on account of your interest in Lazard (including any guarantee). For purposes of this agreement, “Cause” shall mean (1) your willful failure, continuing for thirty days after written notice, to substantially perform the responsibilities set forth in this agreement, or (2) willful misconduct that is demonstrably and materially injurious to Lazard after Lazard has given you reasonable notice thereof and an opportunity to cure. Cause shall not exist if your failure to perform your responsibilities is the result of actions taken by Lazard that make it substantially impossible for you to perform the duties set forth in this agreement. In the event that Lazard terminates your employment without cause or you terminate your employment following a breach by Lazard of any material term of this letter, you shall be paid all remaining unpaid guaranteed compensation payable hereunder through December 31, 2006 in the same manner and at the same dates said compensation would have been to you had your employment not terminated.

(c) In the event of your death, your estate will receive only the minimum guarantee for the calendar year of your death, payable in accordance with normal Lazard practices.

6. Expense Reimbursement. We understand that your promotion of the business of the Firm entails considerable travel, entertainment and promotion expenses. We will continue to reimburse you or allow you to charge directly to the Firm, all such expenses incurred on its behalf, on the same terms applicable to, and subject to such documentation as is customarily required by the Firm of, its Managing Directors. We will also continue to arrange for use by you on a priority basis of a corporate apartment to be maintained by the Firm in New York City, with appropriate advance notice in order to avoid any conflicting usage.

7. Secretarial Services. We agree to continue to provide an office for your present secretary in Washington, D.C. and to compensate her at an appropriate level, after consultation with you, for so long as she performs secretarial responsibilities on your behalf. We will also offer to her participation in our employee benefits program to the extent that this is feasible, if so desired.

8. Benefits. You shall continue to receive all benefits and fringes as are normally provided to all Managing Directors of Lazard. Such benefits include, without limitation, opportunities for principal investment, preparation of tax returns for Federal and state governments, expenses incurred for estate planning and certain insurance benefits.

9. Amendment. The terms and provisions of this letter may not be modified without our mutual written consent.

10. Governing Law. This letter shall be interpreted under and governed by the laws of the State of New York.

Very truly yours,

Agreed to and approved:

Vernon E. Jordan, Jr.